Exhibit 1

BROOKFIELD CAPITAL PARTNERS LLC

250 Vesey Street

New York, NY 10281

September 30, 2019

Brookfield TK Acquisition Holdings LP
c/o Brookfield Capital Partners (Bermuda) Ltd.

73 Front Street, 5th Floor

Hamilton HM 12, Bermuda

Ladies and Gentlemen:

This letter agreement (this “Equity Commitment Letter”) sets forth the commitment of Brookfield Capital Partners IV L.P., a Cayman Islands limited partnership (together with its successors and assigns, the “Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, certain equity interests of Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”).  Pursuant to the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Brookfield TK Merger Sub LLC, a Republic of The Marshall Islands limited liability company (“Merger Sub”), Teekay Offshore Partners L.P., a Republic of The Marshall Islands limited partnership (the “Partnership”), Teekay Offshore GP L.L.C., a Republic of The Marshall Islands limited liability company and the general partner of the Partnership (the “Partnership GP”), and the other parties named therein (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), Parent will acquire the Common Units held by the Partnership Unaffiliated Unitholders by effecting a merger of Merger Sub with and into the Partnership, with the Partnership surviving as the surviving entity and a subsidiary of Parent, in accordance with the terms and conditions set forth in the Merger Agreement. This Equity Commitment Letter is being delivered to Parent as an express condition to, and to induce the Partnership and the Partnership GP to enter into, the Merger Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.  The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Equity Commitment Letter as an entirety and not solely to the particular portion of this Equity Commitment Letter in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; and (d) the word “including” or any variation thereof shall mean including, without limitation.

1.             Commitment.  Subject to the terms and conditions set forth herein, the Sponsor hereby commits, either at the Closing or upon a termination of the Merger Agreement resulting in liability to Parent as set forth in Sections 8.2 and 8.3 of the Merger Agreement, as applicable, to purchase, or cause the purchase of, equity securities of Parent for up to an aggregate purchase price of $170,012,318 in cash (the “Commitment”, and such amount, the “Cap”), all of which amount shall be used by Parent solely for the purpose of allowing Parent to fund, to the extent necessary, (i) the Merger Consideration or (ii) the other amounts payable by Parent pursuant to the terms of the Merger Agreement (including, for the avoidance of doubt, Sections 8.2 and 8.3 of the Merger Agreement) and, in each case, any related fees and expenses of Parent, on the terms and subject to the conditions of the Merger Agreement (collectively, the “Payment Obligations”); provided that, for the sake of clarity, in no event and under no circumstances shall the Sponsor be obligated to contribute more than the Cap to Parent.  The Sponsor may effect the purchase of equity securities of Parent directly or indirectly through one or more Affiliates; provided that such action shall not reduce or affect the obligations of the Sponsor under this Equity Commitment Letter; provided, further, that in no event shall the liability of the Sponsor hereunder exceed the amount of the Cap.  For the avoidance of doubt, the type of securities shall be determined by the Sponsor in its sole discretion. The amount of the Commitment to be funded by the Sponsor under this Equity Commitment Letter may be reduced by the Sponsor to the extent Parent does not require the full amount of the Commitment in order to satisfy the Payment Obligations, but only to the extent that it will thereafter be possible for Parent to satisfy the Payment Obligations with the Sponsor contributing less than the full amount of the Commitment.

2.             Conditions.  The Commitment, including the obligation of the Sponsor to fund the Commitment, shall be subject to the following requirements: (a) the execution and delivery of the Merger Agreement by the Partnership and the Partnership GP and there having been no amendment or modification to the Merger Agreement that is not approved in writing by the Sponsor; and (b) either (i)(x) all of the conditions to Closing set forth in Sections 7.1 and 7.2 of the Merger Agreement have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (y) the Partnership has irrevocably confirmed in writing that if the Equity Financing is funded, then it will take such actions that are within its control to cause the Closing to occur and (z) the concurrent consummation of the Closing or (ii) in the event Parent is liable to the Partnership and/or the Partnership GP pursuant to Section 8.2 or 8.3 of the Merger Agreement.

3.             Enforceability.  Nothing herein expressed or implied is intended or shall be construed to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than (a) the Sponsor, Parent and their respective successors and assigns and (b) the Sponsor Related Parties (as defined below), which are express third-party beneficiaries of Sections 7 and 8; provided that, notwithstanding the foregoing, the Partnership is a third-party beneficiary of this Equity Commitment Letter solely for purposes of specifically enforcing the Sponsor’s obligations under this Equity Commitment Letter under the circumstances in which the Partnership would be entitled to (i) specific performance to cause Parent to draw down the proceeds of the Commitment pursuant to Section 9.8(b) of the Merger Agreement or (ii) payment pursuant to Sections 8.2 and/or 8.3 of the Merger Agreement, in each case, in accordance with the terms and conditions hereof (and in no event shall the Partnership or any Partnership Related Party (as defined below) be entitled to monetary damages or have any other claim against the Sponsor hereunder or in connection herewith); provided, further, that the GP Conflicts Committee is a third-party beneficiary of this Equity Commitment Letter solely for purposes of enforcing its approval rights as explicitly set forth in Section 10.

4.             Termination.  This Equity Commitment Letter, and the obligation of the Sponsor to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of: (a) the consummation of the Closing; (b) any assertion in writing by the Partnership or the Partnership GP that the Sponsor’s or Parent’s liability under or in respect of this Equity Commitment Letter, the Merger Agreement, any of the transactions contemplated hereby or thereby and/or any related matters is not limited to the amount of the Cap, or that the limitation of such liability to the amount of the Cap is illegal, invalid or unenforceable, in whole or in part; and (c) except to the extent of the Partnership’s rights to enforce the terms of this Equity Commitment Letter as set forth herein, the commencement by the Partnership or any of its Affiliates, directly or indirectly, of any legal proceeding asserting any claim under or in connection with the Merger Agreement, this Equity Commitment Letter or any of the transactions contemplated hereby or thereby against the Sponsor or any of its Affiliates in violation of Section 7 (other than any claim by the Partnership seeking specific performance against Parent under the Merger Agreement pursuant to the terms thereof or seeking payment pursuant to Sections 8.2 and/or 8.3 of the Merger Agreement); provided that Sections 3 through 8 and Sections 10 through 18 shall survive any termination hereof.

5.             Expenses.  Parent agrees that, from and after the date hereof, it will, or will cause one or more of its Subsidiaries to, pay and hold Sponsor and its general partner harmless against any and all liability for out-of-pocket expenses (including attorneys’ fees) of such entities in connection with the transactions contemplated hereby.

6.             Indemnification.  Parent agrees to indemnify and to hold harmless the Sponsor and Sponsor’s Affiliates (collectively, the “Indemnified Persons”) from and against any and all actions, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this Equity Commitment Letter and the Merger Agreement; provided, however, that the foregoing will not apply to any losses of an Indemnified Person to the extent found by a final and non-appealable order of a court specified in Section 16 to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.  Parent further agrees to pay or reimburse to any Indemnified Person upon demand any legal or other expenses incurred by the Indemnified Person in connection with investigating, defending or preparing to defend any such Proceeding.  The provisions of this Section 6 are independent of all other obligations of Parent hereunder and shall survive termination or expiration of the commitment embodied in this Equity Commitment Letter.  Parent agrees that no Indemnified Person shall be required to (but at its sole election, may) seek indemnification from any other Person or Persons with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of Sponsor and each of Sponsor’s Affiliates to waive any right to contribution from Sponsor or any of Sponsor’s Affiliates; provided that the foregoing shall not be deemed to limit or waive any contractual rights that Parent may have against Sponsor or any of Sponsor’s Affiliates.  PARENT, ON ITS OWN BEHALF AND ON BEHALF OF EACH OF ITS AFFILIATES, REPRESENTATIVES, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, SUCCESSORS AND ASSIGNS, HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SPECIFIED IN THIS SECTION 6 SHALL BE APPLICABLE TO ALL ACTIONS, CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE ORDINARY NEGLIGENCE OF THE SPONSOR OR ANY OTHER INDEMNIFIED PERSON.

7.             No Recourse.

(a)           Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Equity Commitment Letter, Parent covenants, agrees and acknowledges that no Person (other than the Sponsor) has any obligation hereunder or in connection with the transactions contemplated hereby, and that no Person, including Parent, the Partnership or any Partnership Related Party, has any right of recovery against, and no recourse under this Equity Commitment Letter or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be had against, any former, current or future direct or indirect equity holder, controlling Person, director, officer, employee, agent, Affiliate, general partner, limited partner or other representative of Sponsor or any former, current or future direct or indirect equity holder, controlling Person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative, successor or assignee of any of the foregoing (each, other than the Sponsor and Parent, a “Sponsor Related Party”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Sponsor Related Party, as such, for any obligation of the Sponsor under this Equity Commitment Letter or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to have been made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

(b)           Recourse against the Sponsor under this Equity Commitment Letter (subject to the limitations set forth herein) shall be the sole and exclusive remedy of each of Parent and the Partnership (and each of the Partnership Related Parties) against the Sponsor and all of the Sponsor Related Parties arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.  Nothing set forth in this Equity Commitment Letter shall affect or be construed to affect any liability of Parent to the Partnership or the obligations of Parent pursuant to the terms of the Merger Agreement, or give or shall be construed to confer or give to any Person, other than Parent, any rights or remedies against any Person, except as expressly set forth in this Equity Commitment Letter.

(c)           For the purposes of this Equity Commitment Letter, pursuit of a claim against a Person by Parent or the Partnership (or any Partnership Related Party) (or any Person claiming by, through or on behalf of any of them) shall be deemed to be pursuit of a claim by Parent or the Partnership, as applicable.  A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise asserts in writing a legal claim of any nature against such second Person.

(d)           As a third-party beneficiary under this Equity Commitment Letter, the rights of the Partnership hereunder shall be subject to the terms set forth in Section 3 and this Section 7.

8.             Release.  By its execution of this Equity Commitment Letter, Parent hereby covenants and agrees that it does not and shall not have any right of recovery against the Sponsor or any Sponsor Related Party under the Merger Agreement, or in connection with the transactions contemplated thereby or otherwise relating thereto, and to the extent that Parent has or obtains any such right, to the maximum extent permitted by applicable Law, it hereby waives each and every such right against, and hereby releases, the Sponsor and each Sponsor Related Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby or hereby, whether by or through attempted piercing of the corporate (partnership, limited liability company or equivalent) veil, by or through a claim by or on behalf of Parent or any other Person against any Sponsor Related Party or otherwise under any theory of law or equity (the “Released Claims”), other than claims against the Sponsor pursuant to this Equity Commitment Letter (subject to the limitations set forth herein), which shall be the sole and exclusive remedy of Parent against the Sponsor and any Sponsor Related Party with respect to the Released Claims.  Parent hereby covenants and agrees that it shall not institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby or otherwise relating hereto, against the Sponsor or any Sponsor Related Party, except claims against the Sponsor under this Equity Commitment Letter (subject to the limitations contained herein).  As a third-party beneficiary under this Equity Commitment Letter, the Partnership (including the Partnership Related Parties) shall be bound by the terms set forth in this Section 8, except that this Section 8 shall not affect or be construed to affect any liability of Parent to the Partnership or any Partnership Related Party or the obligations of Parent pursuant to the terms of the Merger Agreement.

9.             Representations and Warranties.  The Sponsor hereby represents and warrants to Parent that:

(a)           the Sponsor is duly formed and validly existing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to execute and deliver this Equity Commitment Letter and to perform its obligations hereunder;

(b)           the execution and delivery of this Equity Commitment Letter by the Sponsor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other proceedings on the part of the Sponsor is necessary to authorize this Equity Commitment Letter or to consummate the transactions contemplated hereby. This Equity Commitment Letter has been duly executed and delivered by the Sponsor and, assuming the due authorization, execution and delivery by Parent, constitutes the valid and legally binding obligation of the Sponsor, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and general principles of equity;

(c)           neither the execution and delivery of this Equity Commitment Letter, nor the consummation of the transactions contemplated hereby, will (i) violate any Laws to which the Sponsor is subject, (ii) violate any provision of the Sponsor’s organizational documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien upon any of the assets of the Sponsor under, any agreement, contract, lease, license, instrument or other arrangement to which the Sponsor is a party or by which it is bound or to which any of its assets are subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay the Sponsor’s performance under this Equity Commitment Letter or the consummation of the transactions contemplated by this Equity Commitment Letter; and

(d)           the Sponsor has the financial capacity to pay and perform its obligations under this Equity Commitment Letter, and all funds necessary for the Sponsor to fulfill its obligations under this Equity Commitment Letter shall be available to the Sponsor at the Closing.

10.          Amendment and Waiver.  This Equity Commitment Letter may not be amended, waived, altered or modified except by a written instrument executed by (a) Parent, (b) the Sponsor and (c) solely in the case of any amendment, waiver, alteration or modification that is adverse to the Partnership, the GP Conflicts Committee. Any purported amendment by any party or parties effected in a manner which does not comply with this Section 10 shall be void. Parent hereby acknowledges and agrees that it shall not agree to amend, alter or modify the Merger Agreement without the prior written consent of the Sponsor.  No waiver by any party of any provision of this Equity Commitment Letter or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.  The GP Conflicts Committee shall have control of any and all actions to enforce the Partnership’s rights under this Equity Commitment Letter.

11.          Notices.  Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing.  Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered by hand, (b) one Business Day after being sent by a nationally recognized overnight courier service (costs prepaid), (c) when sent by facsimile or email with confirmation of transmission by the transmitting equipment, or (d) when received by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

If to Parent, to:

Brookfield TK Acquisition Holdings LP

c/o Brookfield Capital Partners (Bermuda) Ltd.

73 Front Street, 5th Floor

Hamilton HM 12, Bermuda

Attention: Manager - Corporate Services

with a copy to (which copy alone shall not constitute notice):

Brookfield TK Acquisition Holdings LP

c/o Brookfield Capital Partners Ltd.

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario, M5J 2T3

Attention:  Ryan Szainwald, Managing Partner

Facsimile:  (416) 369-2301

Email:  Ryan.Szainwald@brookfield.com

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, 47th Floor
Houston, TX 77002
Attention:  Douglas E. Bacon, P.C.

Kim Hicks

Facsimile:  (713) 836-3601

Email:  Douglas.Bacon@kirkland.com

Kim.Hicks@kirkland.com

If to the Sponsor, to:

Brookfield Capital Partners IV L.P.

c/o Brookfield Capital Partners Ltd.

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario, M5J 2T3

Attention:  Ryan Szainwald, Managing Partner

Facsimile:  (416) 369-2301

Email:  Ryan.Szainwald@brookfield.com

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, 47th Floor
Houston, TX 77002
Attention:  Douglas E. Bacon, P.C.

Kim Hicks

Facsimile:  (713) 836-3601

Email:  Douglas.Bacon@kirkland.com

Kim.Hicks@kirkland.com

12.          Assignment.  This Equity Commitment Letter and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Neither this Equity Commitment Letter nor any rights, benefits or obligations set forth herein may be assigned, delegated or otherwise transferred by any of the parties hereto without the prior written consent of the other party hereto; provided that (a) Parent may assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein to an assignee of Parent’s rights, benefits or obligations under the Merger Agreement pursuant to an assignment, delegation or other transfer thereof in accordance with the Merger Agreement and (b) the Sponsor may assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein to one or more Affiliates of the Sponsor that agree to assume the Sponsor’s obligations hereunder; provided that no such delegation, transfer or assignment shall relieve Parent or the Sponsor, as applicable, of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or to the Sponsor, as applicable.

13.          Severability.  Any term or provision of this Equity Commitment Letter that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided that this Equity Commitment Letter may not be enforced without giving effect to the limitation of the amount payable by the Sponsor under Section 1 hereof and to the provisions of Sections 7 and 8 hereof.  Upon any determination of a lack of validity or enforceability, the parties shall negotiate in good faith to modify this Equity Commitment Letter so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.          Entire Agreement.  This Equity Commitment Letter and the Merger Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersede any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.  The section headings contained in this Equity Commitment Letter are solely for the purpose of reference, are not part of the agreement of the parties, and will not in any way affect the meaning or interpretation of this Equity Commitment Letter.  The parties have participated jointly in the negotiation and drafting of this Equity Commitment Letter.  In the event an ambiguity or question of intent or interpretation arises, this Equity Commitment Letter will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Equity Commitment Letter.

15.          Counterparts.  This Equity Commitment Letter and any amendments hereto may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement.  Execution and delivery of this Equity Commitment Letter by exchange of electronically transmitted counterparts bearing the signature of a party will be equally as effective as delivery of a manually executed counterpart of such party.

16.          Governing Law and Jurisdiction.

(a)           All issues and questions concerning the construction, validity, interpretation and enforceability of this Equity Commitment Letter will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.  Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Equity Commitment Letter or the transactions contemplated hereby will be brought and determined exclusively in the federal and state courts located in the County of New York in the State of New York; provided, that if the federal and state courts located in the County of New York in the State of New York do not have jurisdiction, any such action will be brought exclusively in the United States District Court for the Southern District of New York or any other court of the State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action that is brought in any such court has been brought in an inconvenient forum.  Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 herein will be deemed effective service of process on such party.

(b)           The parties hereto acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Equity Commitment Letter were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Equity Commitment Letter and to enforce specifically the terms and provisions of this Equity Commitment Letter in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

17.          Waiver of Jury Trial.  THE PARTIES TO THIS EQUITY COMMITMENT LETTER EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS EQUITY COMMITMENT LETTER OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS EQUITY COMMITMENT LETTER OR ANY OF THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS EQUITY COMMITMENT LETTER EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS EQUITY COMMITMENT LETTER MAY FILE A COPY OF THIS EQUITY COMMITMENT LETTER WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

18.          Confidentiality.  This Equity Commitment Letter shall be treated as confidential and is being provided to Parent (and made available to the Partnership and the Partnership GP) solely in connection with the Merger Agreement.  This Equity Commitment Letter may not be used, circulated (other than to the Partnership or the Partnership GP), quoted or otherwise referred to in any document (other than the Merger Agreement), except with the written consent of the Sponsor and Parent; provided that no such written consent shall be required for any disclosure of this Equity Commitment Letter (a) to the Affiliate and Representatives of the Sponsor, Parent, the Partnership and the Partnership GP with a need to know in connection with the transactions contemplated by the Merger Agreement, (b) to the extent required by Law, any Governmental Authority or the applicable rules or regulations of any applicable stock exchange or (c) in connection with any claim or litigation relating to this Equity Commitment Letter or the Merger Agreement or the transactions contemplated hereby or thereby.

[Signature Pages Follow]

Very truly yours,

BROOKFIELD CAPITAL PARTNERS IV L.P.

By:	Brookfield Capital Partners IV GP, Ltd.
its general partner

By:	/s/ A.J. Silber
Name:	A.J. Silber
Title:	Director

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

BROOKFIELD TK ACQUISITION HOLDINGS LP

By:	Brookfield Capital Partners (Bermuda) Ltd.,
its general partner

By:	/s/ James Bodi
Name: James Bodi
Title: Director

[Signature Page to Equity Commitment Letter]